RE: Yuhe International Special Conference Call

Time:

Friday, June 17, 2011, 8:30 am Eastern Time (8:30 pm Beijing Time)

Operator:

Ladies & Gentlemen, Thank you for standing by and welcome to the Yuhe International Special conference call. At this time, all participants are in a listen only mode. There will be a presentation, followed by a question and answer session, at which time, if you wish to ask a question, you will need to press *1 on your telephone. I must advise you that this conference is being recorded today. I would now like to hand the conference over to Ms. Serena Wu, the Investor Relations Manager of Yuhe International.  Thank you, please go ahead Ms. Wu.

Serena:

Hello to everyone, and thank you for joining us on this special conference call. Our speakers today will be CEO Zhentao Gao, CFO Vincent Hu, CAO Yiqiang Jiang, and myself the IR manager.

Before we get started, I would like to remind everyone that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, based upon the current beliefs and expectations of Yuhe’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.  The following factors, among others, could cause actual results to differ from those set forth in these statements: fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of Yuhe’s products; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in Yuhe filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Yuhe does not assume any obligation to update the information discussed in this conference call or in its filings.
At this time, I’d like to turn the call over to our CFO Vincent. Please go ahead, Vincent.

Vincent:

大家好 我是胡刚，昱合公司的CFO。
Hello everyone, I am Vincent Hu, the CFO of Yuhe International Inc.

今天早晨我们公司CEO和我开了一个会，讨论了大江收购的情况。
In the morning of today, June 17th, 2011, I had a meeting with Mr. Zhentao Gao, the CEO and Chairman of Yuhe International Inc., to discuss the details of the acquisition that Yuhe entered into with Weifang Dajiang Corporation.

公司2009年购买了大江公司的13个养鸡场，随后支付了款项。
The Company purchased 13 breeder farms from Weifang Dajiang Corporation in 2009, and accordingly remitted the payment amount.

但是合同签署之后，由于双方存在争议，交接没有完成。
However certain disputes exist between the two parties after the purchase agreement was signed, and the transaction was not completed.

CEO一直没有对这件事情向董事会和CFO进行披露。After this incident happened, the CEO  had not informed the board of directors and CFO that the transaction has not been completed.

而考虑另行购买其它13个种鸡场.
Instead, the CEO decided to purchase another 13 breeder farms.

从2010年3月到目前，用大江公司退回的钱，已经操作完成了11个种鸡场的购买.
From March 2010 to the present, the Company had completed the acquisition of 11 breeder farms with the cash refunds from Weifang Dajiang Corporation.

另外两家还在谈判中。
and the Company is in negotiation to purchase another 2 breeder farms.

这件事情会报告董事会，由董事会决定下一步怎么做。
This matter has been brought to the attention of our Board for further actions.

这里我还想强调以下几个方面：
And here I’d like to emphasize on the below aspects:

1. 合同付款，以及对方收据都是真实的，我们所有披露的文件都没有伪造。
1. The purchase agreement, prepaid payment, stamped receipts are all legal authentic documents. The documentations we disclosed are not fabricated.

2. 资金用于了并购鸡场
2. The cash refunds were used to purchase breeder farms, not other means of usage.

3. 公司盈利能力真实，现金真实
3. the operational capabilities and cash balance is real as disclosed in Company’s filings

4. 种鸡场数量，种鸡数量和披露没有变化，对盈利目标仍然很有信心
4. the number of the breeder farms, breeders remains the same and company remains confident in its previously disclosed net income guidance.

5. 公司坚持创造股东利益的方向没有改变
5. The company remain devoted to maximum its shareholder value.

6. 公司在这件事上充分吸取教训，杜绝类似事件再次发生
6. The company will learn from this lesson and prevent any future similar incidents from happening.

这些就是全部要说的。
That concludes the management’s speech.  At this time, we’ll open up the floor for Q&A.  Operator, please?

……(Q&A session)……

Joe Giamichael – Global Hunter Securities

Q: Vincent you said the documentations previously disclosed regarding Dajiang are valid documents, are we going to see something now regarding the refunds?

A: (CAO) Originally Yuhe wants to purchase breeder farms from Dajiang but later on Dajiang felt the selling price was too cheap and raised the contract price. As a result of this, Yuhe did not complete the acquisition of these breeder farms, and purchased other breeder farms instead. However in this transaction, the previously signed agreement was real, and the prepayment was also paid as a real transaction.

Q: Did you have documentation to verify these refunds?

A: (CAO) We do have proof to validate the cash funds received from Weifang Dajiang Corporation. We used the refunds to acquire 11 breeder farms Since March 2010, and the other 2 farms are still in the process of negotiation.

Q: Where is this money resided in the interim, why no disclosure that this transaction wasn’t completed? Similar as Grant Thorton resigned, you are gonna have to form a special committee to do the review I can’t imagine how investors can be comfortable with the way Company deals with its business.

A: (CAO) Since we had a contract signed with Dajiang and the contract was disclosed, we worried that the cancellation of the contract and refunded cash would provoke negative reactions from the capital market, so that we decided to reside the money in a private Company under Yuhe Group.

Q: I see you will need a new auditor to resolve these issues.

A: (CFO) Thank you.

Q: I guess.. I’m all done. Thank you.

Dan David – Geo Investing

Q: I need to clear up with something. As of May 16, you had the possession of these farms, today you don’t have possession of these farms but 11 other farms of exactly the same farms with the same revenue, is this what you are saying?

A:  (CEO) This is correct.  Originally we were purchasing 13 breeder farms and since the contract wasn’t completed, we decided to purchase 13 other breeder farms with the original budget. So far, 11 of these are already acquired with breeders and fully operational. The other 2 breeder farms are in negotiation to be purchased from private companies.

For the changes in these acquired breeder farms, Me as the CEO takes the full responsibility. Initially Yuhe had a good negotiation with Dajiang, the agreement was signed from both parties and we disclosed that through press release. After the contracts were signed, Weifang retracted from the agreement and we didn’t see that coming. After the incident, the management was under huge pressure to deliver what we previously promised, so we decided to seek remedy solutions to makeup the failed acquisition with the purchase of other breeder farms of the same capacity and economic values. The CEO takes full responsibility for not disclosing the change in a timely manner. The management wasn’t familiar with the disclosure policy and CEO takes the full responsibility.

Since the 4th quarter of 2010 and going into 2011, these acquired breeder farms are fully operational. For the other 2 acquisitions the company entered in July and Dec. 2010, the acquired breeder farms have also started revenue contribution.

Here I would like to emphasize that I will learn from this mistake and improve in disclosure in the future. Today, I (CEO) want to sincerely apologize to the investors. If necessary, I will resign from my position.

Q: Thank you. So the acquisition never happened, why wouldn’t that be disclosed on Monday, why did you say this was just a big misunderstanding and anybody taking the position to disclose the acquisition never happened was wrong?

A: (CFO) Let us look into the documentation we disclosed and then we will respond to your question. May 16th?

Q: May 16th 10Q.

A:  (CFO) We will look into that and get back to you with sufficient explanation for that.

Kun Tao/Roth Capital

Q: Is there any documentation to show you really take-over these breeder farms,  and how much you paid for these 11 breeder farms?

A:  (CEO) We do have sufficient documentation to show that we did take over these 11 breeder farms. In these purchase agreements, it contains specific contract signing time, space area, equipment, hardware facilities, contract prices, and 3rd party asset evaluation reports.

Q: How much did you pay for that?

A: (CEO/CFO) The aggregate purchase price was between 63-65 million RMB.

Q: On the 2 remaining acquisition, will you have similar problem with the delayed take-over?

A: (CEO) The take-over on these 11 breeder farms have been very smooth without any problems incurred.

James Smith/

Q: You have $11.8 million in short term debt and $42 million in cash by first quarter of 2011. Why would you carry so much debt with such strong cash, it doesn’t seem to make sense. For those 11 other farms, you haven’t made any official disclosure on that, you should make a SEC filing.

A:  (CFO) regarding the 1st question, in 1st quarter of 2011, we indeed carry $11 million in short term debt and $42 million in cash balance. If you refer to the company’s loan history with local banks, you will be able to see that the Company’s bank loan amount has already been carried at a stable level of roughly $10 million.  In the 1st quarter, we consolidated all the bank loans into short term loans due to the lower interest rate and our strong cash flow which will be able to meet these short term obligations. We carry bank loan because the loan interest rates are lower than the cost of capital. From the cash requirements side, additional access to cash can be a plus to the Company.

Regarding with your second questions, we fully agree with you that we shall provide the full disclosure on these 11 breeder farms. We will make this documentation accessible to investors and have them filed to the SEC website.

Dan Nui

Q: the transfer of the 11 breeder farms only took place on May 16th, how can they start contributing to operational results since 4Q2010; If management continues to run cash balance with personal accounts, how can investor have any trust and confidence whatsoever in management’s disclosure? Why would management give documentation to prove it happened when it actually didn’t happen?

A: (CFO) The purpose that the management hold this conference call is because after the contract was signed with the counter party, the business partner backed out and raised the purchase price, so the transaction didn’t complete as we expected. The CEO went out and looked for other investment opportunity. CEO’s original intention was to bring value to the investors and deliver what he promised. He was hoping these acquisition could be completed. He was indeed lack of understanding on disclosure when in the American capital market, but his original intention was good-will for doing what he promised.

The contract retract happened after our previous auditor Grant Thorton resigned, so CEO worried that a retracted contract would increase negative investor sentiments and adversely affected the share price. Therefore he decided to fill the gap with other means. However, his original intention was good and was to deliver value to shareholders.

(CEO) The take-over of these 11 breeder farm started since March 2010 and is still an on-going process till the present. The revenue contribution since 4Q2010 was contributed from the breeder farms that were taken-over between March and April of 2011.

(CEO) Regarding with why we used the personal accounts to process the cash refunds from Weifang Dajiang, the original thought was that since the Company was going to use the budget to purchase breeder farms anyway, so if the Company just put these money aside for cash reservation of purchasing additional breeder farms other than those farms from Dajiang, it wouldn’t impact the financials of the Company and hence no volatility in the share price. This incident was a mistake made b the Company, and this is a one-time incident and it will not happen again in the future.

Q: If management wants to grow shareholder value we should tell the truth, and from the way the transaction was done, the management did not deliver truth to the investors. It will damage the Company’s reputation and investor confidence.

A: (CEO)  It was the right comment indeed. When we started with this first acquisition transaction, I didn’t understand the disclosure policy in capital market thoroughly, there were material information not being properly disclosed to the shareholder.

(CFO) The objective of this conference call is to timely disclose this incident. Going forward to will learn from the mistake and lesson and prevent it from happening again. Follow-on we will bring this matter to the board attention for future action. We will provide investors the updates through our future press releases.

Operator: (At the end of Q&A)

There are no further questions at this time, I would now like to hand the conference back to today’s presenter(s), please continue.

Serena

Thank you everyone for joining us on the special conference call today. If you have further questions, please feel free to reach us either by phone or by email.  Thanks again, and Bye for now.

Operator:

Ladies and Gentlemen, that does conclude our conference for today, thank you for participating you may all disconnect.

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